                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
        A WHOLLY-OWNED SUBSIDIARY OF SUN LIFE ASSURANCE COMPANY OF CANADA

Executive Office:                        Home Office:               Annuity Service Mailing Address:
[ONE SUN LIFE EXECUTIVE PARK]            [WILMINGTON, DELAWARE]     SUN LIFE OF CANADA (U.S.)
[WELLESLEY HILLS, MASSACHUSETTS 02481]                              RETIREMENT PRODUCTS AND SERVICES
                                                                    P.O. BOX [#]
                                                                    BOSTON, MASSACHUSETTS [ZIP CODE]

Sun Life Assurance Company of Canada (U.S.) ("the Company") will pay an annuity commencing on the Annuity Commencement Date, by applying the adjusted value of the Accumulation Account in accordance with the settlement provisions. If the Covered Person dies while the Contract is in effect and before the Annuity Commencement Date, the company may pay a Death Benefit to the Beneficiary upon receipt of Due Proof of Death of the Covered Person. Under certain circumstances, if the Covered Person dies prior to the Annuity Commencement Date, a distribution is required by law. This Contract is the legal Contract.

All payments will be made to the persons and in the manner set forth in this Contract. Provisions and endorsements printed or written by the Company on the following pages form part of the Contract.

Signed by the Company at its Executive Office, Wellesley Hills, Massachusetts on the Date of Coverage.


     /s/ C. James Prieur                            /s/ Ellen B. King
       C. James Prieur                                 Ellen B. King
         President                                       Secretary

 FLEXIBLE PAYMENT DEFERRED COMBINATION VARIABLE AND FIXED INDIVIDUAL ANNUITY
                                    CONTRACT
                                NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. PAYMENTS MADE FROM GUARANTEE AMOUNTS THAT ARE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD OR THE WITHDRAWAL OF INTEREST CREDITED TO GUARANTEE AMOUNTS DURING THE CURRENT ACCOUNT YEAR ARE NOT SUBJECT TO THE MARKET VALUE ADJUSTMENT.

RIGHT TO RETURN CONTRACT:
PLEASE READ THIS CONTRACT. IF NOT SATISFIED WITH IT, THE OWNER MAY, WITHIN 10 DAYS AFTER ITS RECEIPT, RETURN IT BY DELIVERING OR MAILING IT TO THE ANNUITY SERVICE MAILING ADDRESS INDICATED ABOVE. IMMEDIATELY UPON RECEIPT OF THE CONTRACT BY THE COMPANY, THE CONTRACT WILL BE DEEMED VOID AS THOUGH IT HAD NEVER BEEN APPLIED FOR, AND THE ACCUMULATION ACCOUNT VALUE AT THE END OF THE VALUATION PERIOD DURING WHICH THE COMPANY RECEIVES THE CONTRACT WILL BE REFUNDED TO THE OWNER.

IMPORTANT NOTICE:
It is not necessary to employ any person to collect any payment or benefit provided by the Contract. When you require help or advice, write directly to the Company at its Annuity Service Mailing Address.

The Contract contains many benefits. In your own best interest you should consult the Company if anyone advises you to surrender this Contract or to replace it with a new contract.

                                TABLE OF CONTENTS

                                                                       PAGE
CONTRACT SPECIFICATIONS                                                  4

DEFINITIONS                                                              5

FIXED AND VARIABLE ACCOUNTS                                              7
      Fixed Account                                                      7
      Variable Account and Sub-Accounts                                  7
      Ownership of Assets                                                7
      Investments of the Sub-Accounts                                    7

PURCHASE PAYMENTS
      Payments                                                           7
      Account Continuation                                               7
      Allocation of Net Purchase Payments                                7

CONTRACT VALUES DURING ACCUMULATION PERIOD                               8
      Accumulation Account                                               8
      Variable Account Value                                             8
         Crediting Variable Accumulation Units                           8
         Variable Accumulation Unit Value                                8
         Variable Accumulation Value                                     8
         Net Investment Factor                                           8
      Fixed Account Value                                                9
         Guarantee Periods                                               9
         Guaranteed Interest Rates                                       9
         Fixed Accumulation Value                                       10
      Transfer Privilege                                                10
      Account Fee                                                       10


CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT        11
      Cash Withdrawals                                                  11
      Withdrawal Charges                                                11
      Nursing Home Withdrawal Privilege                                 12
      Market Value Adjustment                                           12

DEATH BENEFIT                                                           13
      Death Benefit Provided by the Contract                            13
      Election and Effective Date of Election                           13
      Payment of Death Benefit                                          13
      Amount of Death Benefit                                           14

SETTLEMENT PROVISIONS                                                   14
      General                                                           14
      Election and Effective Date of Election                           14
      Determination of Amount                                           15
      Effect of Annuity Commencement Date on Owner's Account            15
      Annuity Commencement Date                                         15
      Fixed Annuity Payments                                            15
      Variable Annuity Payments                                         15
      Annuity Unit Value                                                16
      Exchange of Variable Annuity Units                                16
      Account Fee                                                       16
      Description of Annuity Options                                    16


SETTLEMENT PROVISIONS (continued)

                                       2


      Amounts Payable on Death of Payee                                 17
      Annuity Payment Rates                                             17

OWNERSHIP PROVISIONS                                                    20
      Exercise of Contract Rights                                       20
      Death of Owner                                                    20
      Voting of Fund Shares                                             20
      Periodic Reports                                                  21
      Designation and Change of Beneficiary                             21

GENERAL PROVISIONS                                                      21
      Age and Sex Misstatement                                          21
      This Contract                                                     21
      Currency                                                          21
      Determination of Values                                           21
      Governing Law                                                     21
      Guarantees                                                        22
      Incontestability                                                  22
      Modification                                                      22
      Nonparticipating                                                  22
      Payments by the Company                                           22
      Proof of Age                                                      22
      Proof of Survival                                                 22
      Splitting Units                                                   22
      Rights Reserved by the Company                                    22

QUALIFIED CONTRACT PROVISIONS

                             CONTRACT SPECIFICATIONS

CONTRACT NUMBER                                           [79-7900-123456]
CONTRACT TYPE                                             [Non Qualified] or [Qualified plan under IRS Code
                                                          section 401, 403(b), 408(a) or 408A]

OWNER                                                     [John J. Doe]
ANNUITANT                                                 [Mary J. Doe]
AGE OF OLDEST OWNER                                       [35]
AGE OF OLDEST ANNUITANT                                   [35]

DATE OF COVERAGE                                          [June 21, 2000]
COVERED PERSON                                            [Owner]
CONTRACT ANNIVERSARY DATE                                 [June 21, 2001]

INITIAL PURCHASE PAYMENT                                  [$100,000]
MINIMUM INITIAL PURCHASE PAYMENT                          [$10,000] [if IRA $2,000]
MINIMUM ADDITIONAL PAYMENT                                [$1,000]
MAXIMUM PURCHASE PAYMENT                                  [Any purchase payment that would NOT cause
      (without prior approval of the Company)             Account Value to exceed $2,000,000]

BENEFICIARY (RELATIONSHIP)                                [Susan J. Doe (Daughter)]

ANNUITY COMMENCEMENT DATE                                 [July 1, 2060]
ANNUITY OPTION                                            [Deferred]
      Minimum Annuity Purchase Amount                     [$2,000]
      Minimum Initial Annuity Payment Amount              [$20]
      Account Fee After Annuity Commencement Date         [$50]

ACCOUNT FEE                                               [$50]
MAXIMUM ACCOUNT FEE                                       [$50]
MINIMUM ACCOUNT VALUE FOR WAIVER OF ACCOUNT FEE           [$100,000]
WITHDRAWAL CHARGES                                        NUMBER OF COMPLETE           WITHDRAWAL CHARGES
                                                          ACCOUNT YEARS FROM
                                                          DATE OF COVERAGE
                                                          [ 1                          [6%
                                                            2                           6%
                                                            3                           5%
                                                            4                           5%
                                                            4+]                         0%]
FREE WITHDRAWAL AMOUNT                                    [10%] of Purchase Payments, minus any
                                                          withdrawals.
                                                          The Free Withdrawal Amount that is not used in an
                                                          Account Year is not cumulative.

INITIAL GUARANTEE PERIODS(S)                              ["1-10 Year" or "Non-Elected"]
GUARANTEED INTEREST RATE                                  ["1YR-4.5%, "3YR-5.6%" or "N/A"]
       Minimum Guarantee Period Amount                    [$1,000]
       Minimum Guaranteed Interest Rate                    3%
       Market Value Adjustment ("b" Factor)               [0%]         Maximum 0.25%

CURRENT FEE PER TRANSFER                                  [$0]
       Maximum Fee Per Transfer                           [$15]
       Maximum Number of Transfers per Year               [12]
       Minimum Transfer Amount                            [$1,000]
       Minimum Remaining in Sub-Account after Transfer    [$1,000]

ANNUAL ASSET CHARGE
       Up to and including $1,000,000                     [1.35%] or [1.50%] or [1.60%] or [1.75%]
                                                          [1.35]% after Annuity Commencement Date
       Over $1,000,000                                    [1.10%] or [1.25%] or [1.35%] or [1.50%]
                                                          [1.10%] after Annuity Commencement Date

BASIC DEATH BENEFIT                                       [The greatest of 1, 2 or 3 shown in the "Amount of Death
                                                          Benefit" provision]

OPTIONAL DEATH BENEFIT(S)
(Only available if Owner is age 79 or younger)            [None]

[EARNINGS ENHANCEMENT RIDER]                              [The Basic Death Benefit plus

                                                          -   40% of the lesser of Net Purchase Payments
                                                              and the Accumulation Account Value minus Net
                                                              Purchase Payments if the Owner is 69 or younger
                                                              on the Date of Coverage, or

                                                          -   25% of the lesser of Net Purchase Payments
                                                              and the Accumulation Account Value minus Net
                                                              Purchase Payments if the Owner is between 70
                                                              and 79 years old on the Date of Coverage]

[WHAT BENEFIT IS PAYABLE IN THE EVENT THE OWNER'S         [If the spouse of the Owner chooses to continue this
SPOUSE CHOOSES TO CONTINUE THAT CONTRACT AFTER THE        Contract after the Owner's death, the amount payable
OWNER'S DEATH?]                                           under this Rider will be credited to the Accumulation
                                                          Account Value as of the Death Benefit Date.
                                                          Thereafter, any Rider(s) will continue in force
                                                          and be payable upon the spouse's death.

                                                          For purposes of calculating this benefit upon the
                                                          spouse's death, the Accumulation Account Value on
                                                          the Owner's Death Benefit Date (inclusive of any
                                                          Death Benefit Amount increases) will be considered
                                                          the Initial Net Purchase Payment. If a benefit is
                                                          payable on the spouse's Death Benefit Date, the
                                                          percentage payable (40% vs. 25%) will be based on
                                                          the spouse's age on the Date of Coverage.]

                                                                                 [and]

[MAXIMUM ANNIVERSARY ACCOUNT VALUE RIDER]                 [The greater of the Basic Death Benefit and the
                                                          highest Accumulation Account Value on any Contract
                                                          Anniversary prior to the Owner's 81st birthday, adjusted
                                                          for any subsequent Purchase Payments and Partial
                                                          Withdrawals and Charges made between such Account
                                                          Anniversary and the Death Benefit Date.]

                                                                                 [and]

[5% PREMIUM ROLL-UP RIDER]                                The greater of the Basic Death Benefit and total
                                                          purchase payments plus interest accrued (adjusted
                                                          for Partial Withdrawals) as follows:

                                                          -   [Interest will accrue on Purchase Payments
                                                              allocated to and transfers to the Variable
                                                              Account while they remain in the Variable
                                                              Account at 5% per year until the first day of
                                                              the month following the Owner's 80th birthday or
                                                              until the Purchase Payment or amount transferred
                                                              has doubled in amount, whichever is earlier]

[HOW WILL THE BENEFITS OFFERED BY THESE RIDERS BE         [MAXIMUM ANNIVERSARY ACCOUNT VALUE RIDER AND 5%
CALCULATED IF MORE THAN ONE IS ELECTED?]                  PREMIUM ROLL-UP RIDER
                                                          The death benefit will equal the greatest of the
                                                          following values:
                                                          -   Maximum Anniversary Account Value
                                                          -   5% Premium Roll-Up value
                                                          -   The Basic Death Benefit]

                                                          [MAXIMUM ANNIVERSARY ACCOUNT VALUE RIDER AND
                                                          EARNINGS ENHANCEMENT RIDER
                                                          The death benefit will equal the greater of the
                                                          following values:
                                                          -   Maximum Anniversary Account Value
                                                          -   The Basic Death Benefit
                                                                                 -PLUS-
                                                          THE AMOUNT CALCULATED UNDER THE EARNINGS ENHANCEMENT
                                                          RIDER USING THE BASIC DEATH BENEFIT AS THE
                                                          ACCUMULATION ACCOUNT VALUE]

                                                          [5% PREMIUM ROLL-UP RIDER AND EARNINGS ENHANCEMENT
                                                          RIDER
                                                          The death benefit will equal the greater of the
                                                          following values:

                                                          -   5% Premium Roll-Up value
                                                          -   the Basic Death Benefit
                                                                                 -PLUS-
                                                          THE AMOUNT CALCULATED UNDER THE EARNINGS ENHANCEMENT
                                                          RIDER USING THE BASIC DEATH BENEFIT AS THE
                                                          ACCUMULATION ACCOUNT VALUE]

                                                          [MAXIMUM ANNIVERSARY ACCOUNT VALUE RIDER, 5%
                                                          PREMIUM ROLL-UP RIDER AND EARNINGS ENHANCEMENT RIDER
                                                          The death benefit will equal the greatest of the
                                                          following values:
                                                          -   Maximum Anniversary Account Value
                                                          -   5% Premium Roll-Up value
                                                          -   The Basic Death Benefit
                                                                                 -PLUS-

                                                          THE AMOUNT CALCULATED UNDER THE EARNINGS ENHANCEMENT
                                                          RIDER USING THE BASIC DEATH BENEFIT AS THE
                                                          ACCUMULATION ACCOUNT VALUE]

                                                          Available Fund Options:

                                                          [               ]

                                   DEFINITIONS

Any reference in this Contract to "RECEIPT" and "RECEIVED" by the Company means receipt at the Company's Annuity Service Mailing Address shown on the first page of this Contract.

ACCOUNT YEARS AND ACCOUNT ANNIVERSARIES: The Account Year shall be the period of 365 days as measured from the Date of Coverage. Your Account Anniversary is the last day of an Account Year.

ACCUMULATION ACCOUNT VALUE: The variable accumulation value, if any, plus the fixed accumulation value, if any, of an Accumulation Account for any Valuation Period.

ACCUMULATION ACCOUNT: An account to which Net Purchase Payments are credited.

ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Owner.

ANNUITANT: The person or persons named on the Contract Specifications page on whose life the first annuity payment is to be made. If the Annuitant dies prior to the Annuity Commencement Date, the new Annuitant will be the Co-Annuitant, if any. If the Co-Annuitant dies or if no Co-Annuitant is named, the Owner becomes the Annuitant upon the Annuitant's death prior to the Annuity Commencement Date.

*ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment is to be made.

ANNUITY OPTION: The method chosen for making annuity payments.

ANNUITY UNIT: A unit of measure used in the calculation of the amount of the second and each subsequent Variable Annuity payment from the Variable Account.

APPLICATION: The document, if any, signed by each Owner that serves as his or her Application for this Contract, a copy of which may be attached to and made part of this Contract.

*BENEFICIARY: Prior to the Annuity Commencement Date, the person or entity having the right to receive the Death Benefit set forth in the Contract, and, for a Non-Qualified Contract, who, in the event of the Covered Person's death, is the "designated Beneficiary" for purposes of Section 72(s) of the Code. After the Annuity Commencement Date, the person or entity having the right to receive any payments due under the Annuity Option elected, if applicable, upon the death of the Payee. The Contract must be owned by a natural person or an agent for a natural person for the Contract to receive favorable income tax treatment as an annuity.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY: Sun Life Assurance Company of Canada (U.S.).

COVERED PERSON: The person upon whose death the Death Benefit will be paid.

DATE OF COVERAGE: The date on which this Contract becomes effective.

DEATH BENEFIT DATE: The later of (a) the date on which the Company receives the Beneficiary's election and (b) the date on which the Company receives due proof of death. If the Company does not receive the Beneficiary's election within 60 days after receipt of due proof of death, the Death Benefit Date will be the last day of the 60-day period and the Company will pay a Death Benefit in one lump sum.

DUE PROOF OF DEATH: An original or certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to the Company.

FIXED ACCOUNT: Part of the General Account of the Company, consisting of all assets of the Company other than those allocated to a separate account of the Company.

FIXED ANNUITY: An annuity with payments that do not vary as to dollar amount.

FUND(S): One or more open-end management investment companies or "mutual funds" registered under the Investment Company Act of 1940, in which assets of a Sub-Account may be invested.

GUARANTEE AMOUNT: Any portion of the Accumulation Account's Value allocated to a particular Guarantee Period with a particular Renewal Date (including interest earned thereon).

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE: The rate of interest credited by the Company on a compound annual basis during any Guarantee Period.

NET INVESTMENT FACTOR: An index applied by the Company to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater than, less than, or equal to one.

NET PURCHASE PAYMENT: The portion of a Purchase Payment that remains after the deduction of any applicable front-end sales load or premium or similar tax, if any. This is also the term used to describe the total contributions made to the Contract minus the total withdrawals.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A of the Code. The Owner's interest in this Contract must be owned by a natural person or an agent for a natural person for the Contract to receive favorable income tax treatment as an annuity.

*OWNER: The person named in the Contract Specifications page who is entitled to exercise all rights and privileges of Ownership under the Contract. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), Section 408(k), or Section 408(p) of the Code to serve as legal owner of assets of a retirement plan, but the term Owner, as used herein, refers to the organization entering into the Contract.

PAYEE: A recipient of payments relating to this Contract.

PURCHASE PAYMENT (PAYMENT): The amount paid to the Company as consideration for the benefits provided by the Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408 or 408A of the Code.

RENEWAL DATE: The last day of a Guarantee Period.

SUB-ACCOUNT: That portion of the Variable Account that invests in shares of specific series or sub-series of a Fund.

VALUATION PERIOD: The period of time from one determination of Variable Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day that the Exchange is open for trading and on such other days on which there is a sufficient degree of trading in the portfolio securities of the Variable Account so that the values of the Variable Account's Accumulation Units and Annuity Units might be materially affected.

VARIABLE ACCOUNT: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ACCUMULATION UNIT: A unit of measure used in the calculation of the value of the variable portion of an Accumulation Account.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Variable Account.

*As specified in the Contract Specifications page, unless changed.

                           FIXED AND VARIABLE ACCOUNTS

FIXED ACCOUNT
The Fixed Account consists of all assets of the Company other than those allocated to any separate account of the Company. Any portion of a Net Purchase Payment allocated by an Owner to any Guarantee Period will become part of the Fixed Account.

VARIABLE ACCOUNT AND SUB-ACCOUNTS
The Variable Account to which the variable accumulation values and Variable Annuity payments, if any, under the Contract relate is Sun Life of Canada (U.S.) Variable Account F. The Company established the Variable Account pursuant to a resolution of its Board of Directors. The Company has registered the Variable Account as a unit investment trust under the Investment Company Act of 1940. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a designated series or sub-series of a Fund. The values of the Variable Accumulation Units and the Annuity Units described in the Contract reflect the investment performance of the Sub-Accounts.

OWNERSHIP OF ASSETS
The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Sub-Accounts. The Company reserves the right to transfer the assets of a Sub-Account, in excess of the reserves and other policy liabilities with respect to that Sub-Account, to another Sub-Account or to the Company's General Account.

INVESTMENTS OF THE SUB-ACCOUNTS
All amounts allocated to a Sub-Account will be used to purchase shares of a specific series or sub-series of a Fund. The Fund shares available on the Date of Coverage are shown on the Contract Specifications page; more series and/or Funds may be subsequently added or deleted. Each Fund is an open-end investment company ("mutual fund") registered under the Investment Company Act of 1940. Any and all distributions made by a Fund with respect to shares held by a Sub-Account will be reinvested to purchase additional shares of that series at net asset value. Deductions from the Sub-Accounts will, in effect, be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted. Each Sub-Account will be fully invested in Fund shares at all times.

                                PURCHASE PAYMENTS

PAYMENTS
All Purchase Payments must be paid to the Company at its Annuity Service Mailing Address. The amount of Purchase Payments may vary; however, the Company will not accept an initial Purchase Payment for any Contract which is less than the minimum amount specified on the Contract Specifications page. Each additional Purchase Payment must be at least the minimum additional amount specified on the Contract Specifications page. In addition, the prior approval of the Company is required before it will accept a Purchase Payment which would cause the Accumulation Account Value to exceed the maximum Purchase Payment amount specified on the Contract Specifications page. If the Accumulation Account Value exceeds such maximum amount, no additional Purchase Payments will be allocated without the prior approval of the Company.

ACCOUNT CONTINUATION
The Accumulation Account shall be continued automatically in full force during the lifetime of the Owner until the Annuity Commencement Date or until the Accumulation Account is surrendered.

ALLOCATION OF NET PURCHASE PAYMENTS
The Net Purchase Payment is that portion of a Purchase Payment that remains after deduction of any applicable front-end sales load and premium tax or similar tax. The Company will allocate each Net Purchase Payment to the Accumulation Account upon receipt, either to the Sub-Accounts or to the Fixed Account or to both according to the allocation specified in the Application, or as subsequently changed by the Owner.

The Owner may change the allocation for new Purchase Payments among the Guarantee Periods and the Sub-Accounts at any time by giving notice of the change to the Company, in accordance with the Company's procedures then in effect. The Owner may effect such change directly, or through an authorized third party, subject to the Company's approval given in its sole discretion, and further subject to adherence to such Company procedures as may be adopted from time to time. Any change will take effect with the first Purchase Payment received with or after receipt of notice of the change by the Company and will continue in effect until subsequently changed.

                   CONTRACT VALUES DURING ACCUMULATION PERIOD

ACCUMULATION ACCOUNT
The Company will establish an Accumulation Account for this Contract and will maintain the Accumulation Account during the Accumulation Period. The Accumulation Account Value for any Valuation Period is equal to the variable accumulation value, if any, plus the fixed accumulation value, if any, of the Accumulation Account for that Valuation Period.

VARIABLE ACCOUNT VALUE

CREDITING VARIABLE ACCUMULATION UNITS
When the Company receives a Purchase Payment, it will credit all or that portion, if any, of the Net Purchase Payment to be allocated to the Sub-Accounts, to the Accumulation Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units that the Company will credit is determined by dividing the dollar amount allocated to the particular Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for the Valuation Period during which the Company receives the Purchase Payment.

VARIABLE ACCUMULATION UNIT VALUE
The Company established the Variable Accumulation Unit value for each Sub-Account at $10.00 for the first Valuation Period of the particular Sub-Account. The Company determines the Variable Accumulation Unit value for the particular Sub-Account for any subsequent Valuation Period by methodology that is the mathematical equivalent of multiplying the Variable Accumulation Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for such subsequent Valuation Period. The Variable Accumulation Unit value for each Sub-Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period in accordance with the Net Investment Factor described below.

VARIABLE ACCUMULATION VALUE
The variable accumulation value, if any, of a the Accumulation Account for any Valuation Period is equal to the sum of the value of all Variable Accumulation Units of each Sub-Account credited to the Accumulation Account for such Valuation Period. The variable accumulation value of each Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited to each Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for such Valuation Period.

NET INVESTMENT FACTOR
The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater than, less than, or equal to one; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain unchanged.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

   (a)   is the net result of:
         1) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus
         2) the per share amount of any dividend or other distribution declared by the Fund on the shares held in the Sub-Account if the ex-dividend date occurs during the Valuation Period, plus or minus
         3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;
   (b) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period; and
   (c) is the asset charge factor that the Company determines for the Valuation Period to reflect the charges for assuming the mortality and expense risks and administrative expense risks.

The asset charge factor for any Valuation Period is equal to the daily asset charge factor multiplied by the number of 24-hour periods in the Valuation Period. The Company will determine the daily asset charge factor based upon the Annual Asset Charge shown on the Contract Specifications page.

FIXED ACCOUNT VALUE

GUARANTEE PERIODS
The Owner elects one or more Guarantee Period(s) from among those made available by the Company. The period(s) elected will determine the Guaranteed Interest Rate(s). A Purchase Payment, a portion thereof (at least $1,000) or an amount transferred in accordance with the "Transfer Privilege" described below, allocated to a particular Guarantee Period, less any applicable premium taxes or similar taxes and any amounts subsequently withdrawn, will earn interest at the Guaranteed Interest Rate in effect during the Guarantee Period. Initial Guarantee Periods begin on the date a Net Purchase Payment is applied or, in the case of a transfer, on the effective date of the transfer. A Guarantee period ends when the number of calendar years in the Guarantee Period elected (measured from the end of the calendar month in which the amount was allocated to the Guarantee Period) has elapsed. The last day of a Guarantee Period is the Renewal Date. Subsequent Guarantee Periods begin on the first day following the Renewal Date.

A Guarantee Amount is any portion of the Accumulation Account Value allocated to a particular Guarantee Period with a particular Renewal Date (including interest earned thereon). Guarantee Amounts allocated to Guarantee Periods of the same duration may have different Renewal Dates as a result of additional Purchase Payments, renewals, and transfers of portions of the Accumulation Account Value. Each Guarantee Amount will be treated separately for purposes of determining any market value adjustment.

The Company will notify the Owner in writing at least 45 and no more than 75 days prior to the Expiration Date for any Guarantee Amount. A new Guarantee Period of the same duration as the previous Guarantee Period will commence automatically at the end of the previous Guarantee Period unless the Company receives, in writing prior to the end of such Guarantee Period, the Owner's election of a different Guarantee Period from among those that the Company offers at such time, or instructions to transfer all or a portion of the Guarantee Amount to one or more Sub-Accounts in accordance with the Transfer Privilege provision. A Guarantee Amount will not renew into a Guarantee Period that will extend beyond the Contract's maximum Annuity Commencement Date. In these situations, the next available Guarantee Period will be used. Each new Guarantee Amount must be at least the amount set forth on the Contract Specifications page unless it is equal to the entire Guarantee Amount being transferred.

GUARANTEED INTEREST RATES
The Company will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period that it offers. The Company will guarantee these rates for the duration of the respective Guarantee Periods.

No Guaranteed Interest Rate will be less than the minimum rate per year set forth on the Contract Specifications page, compounded annually.

FIXED ACCUMULATION VALUE
Upon the Company's receipt of a Purchase Payment, all or that portion, if any, of the Net Purchase Payment allocated to the Fixed Account, will be credited to the Accumulation Account and allocated to the Guarantee Period(s) that the Owner selects. The fixed accumulation value, if any, of the Accumulation Account for any Valuation Period is equal to the sum of the values of all Guarantee Amounts credited to the Accumulation Account for such Valuation Period.

TRANSFER PRIVILEGE
At any time during the Accumulation Period the Owner may transfer all or part of the Accumulation Account Value to one or more Sub-Accounts or Guarantee Periods, subject to the conditions set forth below. Except as described below, a transfer will generally be effective on the date the request for transfer is received by the Company.

Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers to a Guarantee Period will result in a new Guarantee Period for the amount being transferred. Any such Guarantee Period will begin on the effective date of the transfer and end on the Renewal Date. The amount transferred into such Guarantee Period will earn interest at the Guaranteed Interest Rate declared by the Company for that Guarantee Period as of the effective date of the transfer.

Transfers will be subject to the following conditions: (1) not more than 12 transfers may be made in any Account Year; (2) a minimum of 30 calendar days must elapse between transfers made to or from the Fixed Account or among Guarantee Periods within the Fixed Account; (3) the amount being transferred from a Sub-Account may not be less than the amount set forth on the Contract Specifications page unless the total Accumulation Account Value attributable to a Sub-Account is being transferred; (4) any Accumulation Account Value remaining in a Sub-Account may not be less than the amount set forth on the Contract Specifications page; and (5) the total Accumulation Account Value attributable to the Guarantee Amount must be transferred, except for an "interest out" transfer (with an "interest out" transfer, the entire amount of interest credited to all Guarantee Amounts during the current Account Year is transferred to one or more Sub-Accounts).

In addition, transfers of a Guarantee Amount (except interest credited to such Guarantee Amount during the current Account Year) will be subject to the market value adjustment described below unless the transfer is effective within 30 days prior to the Renewal Date applicable to the Guarantee Amount. Transfers involving Variable Accumulation Units shall be subject to such terms and conditions as the Funds may impose. Similarly, the Company reserves the right to delay the effective date of any transfer involving the Fixed Account for reasons similar to those underlying delays of transfers among Sub-Accounts. The Company also reserves the right to refuse or delay all transfer requests initiated on behalf of an Owner by any third party authorized by the Owner to make such transfer requests. Currently, there is no charge for transfers; however, the Company reserves the right to impose a charge for each transfer as shown on the Contract Specifications page. The Company reserves the right to limit the amount that may be transferred from the Sub-Accounts to the Fixed Account.

ACCOUNT FEE
On each Account Anniversary prior to the Annuity Commencement Date, the Company will deduct from the value of the Accumulation Account an annual account fee to reimburse the Company for administrative expenses relating to the Contract and the Accumulation Account. The account fee is the amount specified on the Contract Specifications Page. The Company will deduct the account fee on a PRO RATA basis from amounts allocated to each Guarantee Period and each Sub-Account in which the Accumulation Account is invested at the time of such deduction. If an Accumulation Account is surrendered for its full value on other than an Account Anniversary, the Company will deduct the full account fee at the time of such surrender. The Company will waive the account fee when either (a) the entire Accumulation Account Value has been allocated to the Fixed Account during the entire previous Account Year, or (b) the Accumulation Account Value is greater than the amount specified on the Contract Specifications page on the Account Anniversary. On the Annuity Commencement Date the value of the Accumulation Account will be reduced by a proportionate amount of the account fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date.

After the Annuity Commencement Date, the Company will deduct an annual account fee in an amount specified on the Contract Specifications page in equal amounts from each Variable Annuity payment made during the year. The Company makes no such deduction from Fixed Annuity payments.

        CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT

CASH WITHDRAWALS

At any time before the Annuity Commencement Date, the Owner may elect to receive a cash withdrawal payment from the Company by filing with the Company, at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company. Any cash withdrawal payment will be paid within seven days from the date the election becomes effective, except as the Company may be permitted to defer such payment in accordance with the Investment Company Act of 1940. The Company reserves the right to defer the payment of amounts withdrawn from the Fixed Account for a period not to exceed six months from the date that the Company receives the written request for such withdrawal.

The Owner may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to the value of the Accumulation Account at the end of the Valuation Period during which the election becomes effective less the account fee, plus or minus any applicable market value adjustment, and less any applicable withdrawal charge. A partial withdrawal (I.E., a payment of an amount less than that paid under a full surrender) will result in the cancellation of a portion of the Accumulation's Account Value with an aggregate dollar value equal to the dollar amount of the cash withdrawal payment, plus or minus any applicable market value adjustment and plus any applicable withdrawal charge.

In the case of a partial withdrawal, the Owner may instruct the Company as to the amounts to be withdrawn from each Sub-Account and/or Guarantee Amount. If not so instructed, the Company will effect the partial withdrawal PRO RATA from each Sub-Account and Guarantee Amount in which the Accumulation Account Value is invested at the end of the Valuation Period during which the withdrawal becomes effective. If a partial withdrawal is requested which would leave the Accumulation Account Value lower than the account fee, then the Company will treat such partial withdrawal as a full surrender.

Cash withdrawals from a Sub-Account will result in the cancellation of Variable Accumulation Units attributable to the Accumulation Account with an aggregate value on the effective date of the withdrawal equal to the total amount by which the Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value(s) of the Sub-Account(s) for the Valuation Period during which the cash withdrawal is effective.

All cash withdrawals of any Guarantee Amount, except those effective within 30 days prior to the Renewal Date of such Guarantee Amount, or the withdrawal of interest credited to such Guarantee Amount during the current Account Year, will be subject to the market value adjustment described below.

WITHDRAWAL CHARGES
If a cash withdrawal is made, a withdrawal charge may be assessed by the Company. The amount of any withdrawal charge is determined as follows:

       ORDER OF LIQUIDATION: For purposes of a full surrender or partial withdrawal, each withdrawal is allocated first to the free withdrawal amount and then to previously unliquidated Payments (on a first-in, first-out basis) until all Purchase Payments have been liquidated.

       FREE WITHDRAWAL AMOUNT: As defined in the Contract Specifications page.

       MAXIMUM WITHDRAWAL AMOUNT WITHOUT A WITHDRAWAL CHARGE: The maximum amount that can be withdrawn without a withdrawal charge during the first four Account Years is the free withdrawal amount, as specified on the Contract Specifications page. At the completion of the fourth Account Year, all money will be free of withdrawal charges.

       AMOUNT SUBJECT TO WITHDRAWAL CHARGE: For any partial withdrawal or full surrender, the amount subject to withdrawal charge is the amount of the partial withdrawal or full surrender less the maximum withdrawal amount without a withdrawal charge, up to a maximum of the sum of all unliquidated Payments.

       WITHDRAWAL CHARGE PERCENTAGE: The withdrawal charge percentage varies according to the number of complete Account Years between the Date of Coverage and the Account Year in which the withdrawal is made.

       AMOUNT OF WITHDRAWAL CHARGE: The Company determines the amount of the withdrawal charge by multiplying the amount subject to a withdrawal charge by the withdrawal charge percentage(s) set forth on the Contract Specifications page.

The Company imposes no withdrawal charge upon amounts applied to purchase an annuity. For any Qualified Contract, the free withdrawal amount in any Account Year will be the greater of the free withdrawal amount described above and any amounts required to be withdrawn to comply with the minimum distribution requirements of the Code. This applies only to the portion of the required minimum distribution attributable to that Qualified Contract.

NURSING HOME WITHDRAWAL PRIVILEGE
The Company will waive the withdrawal charge arising from a full surrender if:
(1) at least one year has elapsed since the Contract's Date of Coverage, and (2) the Owner is confined to an eligible nursing home and has been confined there for at least the preceding one hundred eighty (180) days. Proof of the Owner's confinement to an eligible nursing home must be provided to the Company at its Annuity Service Mailing Address in such form as the Company may require.

For purposes of this section, an eligible nursing home is a licensed hospital or licensed skilled or intermediate care nursing facility at which medical treatment is available on a daily basis and daily medical records are kept for each patient.

MARKET VALUE ADJUSTMENT
Any cash withdrawal (which for purposes of this section includes transfers and amounts applied to purchase an annuity) of a Guarantee Amount, other than a withdrawal effective within 30 days prior to the Renewal Date of the Guarantee Amount, the withdrawal of interest credited on such Guarantee Amount during the current Account Year, or automatic transfers from a Guarantee Period as part of our dollar-cost averaging program, will be subject to a market value adjustment.

The market value adjustment will reflect the relationship between the current interest rate (as described in the formula below) for the amount being withdrawn and the Guaranteed Interest Rate applicable to the amount being withdrawn. It also reflects the time remaining in the applicable Guarantee Period.

The Company will determine the market value adjustment by multiplying the amount being withdrawn after the deduction of any applicable account fee and before deduction of any applicable withdrawal charge by the market value adjustment factor. The market value adjustment factor is:

                                              N/12
                         [(1 + I)/(1 + J + b)]    - 1
where,

- I is the Guaranteed Interest Rate being credited to the Guarantee Amount subject to the market value adjustment,

- J is the Guaranteed Interest Rate that the Company declares, as of the effective date of the Application of the market value adjustment, for current allocations to Guarantee Periods equal to the balance of the Guarantee Period of the Guarantee Amount subject to the market value adjustment, rounded to the next higher number of complete years. For any Guarantee Period of less than one year, J is the Guaranteed Interest Rate we declare for a Guarantee Period of the same length as your Guarantee Period(the current rate).

- b is a factor which the Company will determine for each Contract and which is set forth on the Contract Specifications page and which will not exceed .25%, and

- N is the number of complete months remaining in the Guarantee Period of the Guarantee Amount subject to the market value adjustment.

In the determination of J, if the Company does not currently offer the applicable Guarantee Period, then the Company will determine the rate by linear interpolation of the current rates for Guarantee Periods that are available.

                                  DEATH BENEFIT

DEATH BENEFIT PROVIDED BY THE CONTRACT
If the Covered Person dies while this Contract is in effect and before the Annuity Commencement Date, upon receipt of Due Proof of Death, the Company may pay a Death Benefit to the Beneficiary in accordance with this Death Benefit provision. If the Covered Person is not a natural person, the Annuitant is considered the Owner for the purpose of this Death Benefit Provision.

If there is no designated Beneficiary living on the date of death of the Covered Person, the Company will pay the Death Benefit upon receipt of Due Proof of Death of the Covered Person or the Beneficiary, if applicable, in one sum to the estate of the deceased Covered Person. If the death of the Owner occurs on or after the Annuity Commencement Date, no Death Benefit will be payable under the Contract except as may be provided under the form of annuity elected.

ELECTION AND EFFECTIVE DATE OF ELECTION
During the lifetime of the Owner and prior to the Annuity Commencement Date, the Owner may elect to have the Death Benefit applied under one or more of the Annuity Options in accordance with the Contract's settlement provisions. The Owner may elect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee after the death of the Owner. The Owner may make or subsequently revoke this election by filing with the Company, at its Annuity Service Mailing Address, a written election or revocation of an election in such form as the Company may require. The Owner's election or revocation of an election of a method of settlement of the Death Benefit will become effective on the date that the Company receives it. For the purposes of the Payment of Death Benefit section below, the Owner's election of the method of settlement of the Death Benefit that is in effect on the date of death of the Covered Person will be deemed effective on the date that the Company receives Due Proof of Death of the Covered Person.

If no election of a method of settlement of the Death Benefit by the Owner is in effect on the date of death of the Owner, the Beneficiary may elect to (a) receive the Death Benefit in the form of a cash payment, in which event the Company will cancel the Accumulation Account; or (b) have the Death Benefit applied under one or more of the Annuity Options in accordance with the settlement provisions to effect, on the Annuity Commencement Date determined in the Payment of Death Benefit section below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary as Payee. In no event shall any method of settlement be exercised which would violate the mandatory distribution requirements of Section 72(s) of the Code. For additional options available if the designated beneficiary is the surviving spouse, please refer to the section of this Contract entitled "OWNERSHIP PROVISIONS - Death of Owner".

The Owner may elect a method of settlement by filing with the Company, at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any written election of a method of settlement of the Death Benefit by the Beneficiary will become effective on the later of (a) the date that the Company receives the election; or (b) the date that the Company receives Due Proof of Death of the Owner. If the Company does not receive the Beneficiary's written election within 60 days following the date that the Company receives Due Proof of Death of the Owner, the Beneficiary shall be deemed to have elected a cash payment as of the last day of such 60-day period.

PAYMENT OF DEATH BENEFIT
If the Death Benefit is to be paid in cash, the Company will make the payment within seven days of the Death Benefit Date, except as the Company may be permitted to defer any such payment in accordance with the Investment Company Act of 1940. If settlement under one or more of the Annuity Options is elected, the Annuity Commencement Date will be the first day of the second calendar month following the Death Benefit Date and the Company will maintain the Accumulation Account in effect until the Annuity Commencement Date.

AMOUNT OF DEATH BENEFIT
The Death Benefit is determined as of the Death Benefit Date.

If the Covered Person was age 85 or less on the Date of Coverage, the Death Benefit is equal to the greatest of:

     1) the Accumulation Account Value for the Valuation Period in which the Death Benefit Date occurs;
     2) the amount which would have been payable in the event of a full surrender of the Accumulation Account on the Death Benefit Date;
     3) Net Purchase Payments, adjusted for any partial withdrawals, as of the Death Benefit Date; or
     4) any Optional Death Benefit, if elected on or before the Date of Coverage, as shown on the Contract Specifications Page.

If the Covered Person was age 86 or older on the Date of Coverage, the Death Benefit will be equal to (2) above.

A partial withdrawal will affect the amount payable under (3) and (4) on a basis proportional to the reduction in Accumulation Account Value brought about by such withdrawal. That is, any partial withdrawal will reduce the Death Benefit amount to an amount equal to the Death Benefit amount immediately before the withdrawal multiplied by the ratio of the Owner's Account immediately after the withdrawal to the Owner's Account Value immediately before the withdrawal.

If (2), (3) or (4) is operative, the excess of (2), (3) or (4) over (1) will increase the Accumulation Account Value. The increase will be allocated to the Sub-Accounts based on the respective values of the Sub-Accounts on the Death Benefit Date. If any Optional Death Benefit Rider is elected and operative, the Owner's Account Value will be increased by the excess of (4) over (1) and the Company will allocate the increase as described above. If no portion of the Accumulation Account is allocated to the Sub-Accounts, the Company will allocate the entire increase to the Sub-Account invested in either a money market fund, if available, or the Company's General Account.

                              SETTLEMENT PROVISIONS

GENERAL
On the Annuity Commencement Date, the Company will apply the adjusted value of the Accumulation Account as determined in accordance with the Determination of Amount provision below, as the Owner specifies, under one or more of the Annuity Options provided in the Contract or under such other settlement options as may be agreed to by the Company. However, if the amount to be applied under any Annuity Option is less than the Minimum Annuity Purchase Amount set forth on the Contract Specifications page, or if the first annuity payment payable in accordance with such option is less than the Minimum Initial Annuity Payment Amount set forth on the Contract Specifications page, the Company will pay the amount to be applied in a single payment to the Payee.

After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the Cash Withdrawals provision of the Contract. Exchanges of Variable Annuity Units are permitted.

ELECTION AND EFFECTIVE DATE OF ELECTION
During the lifetime of the Owner and prior to the Annuity Commencement Date, the Owner may elect to have the adjusted value of the Accumulation Account applied on the Annuity Commencement Date under one or more of the Annuity Options provided in the Contract. If more than one person is named as Annuitant, the Owner may elect to name one of such persons to be the sole Annuitant as of the Annuity Commencement Date.

The Owner may also change any election but any election or change of election must be effective at least 30 days prior to the Annuity Commencement Date. This election or change of election may be made by filing with the Company at its Annuity Service Mailing Address, a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date that the Company receives it. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the adjusted value of the Accumulation Account will be applied under Annuity Option B, for a life annuity with 120 monthly payments certain. If there is no election of a sole Annuitant in effect on the 30th day prior to the Annuity Commencement Date, the person designated as Co-Annuitant will be the Payee under the applicable Annuity Option.

Any such election may specify the proportion of the adjusted value of the Accumulation Account to be applied to provide a Fixed Annuity and/or a Variable Annuity. In the event the election does not so specify, then the portion of the adjusted value of the Accumulation Account to be applied to provide a Fixed Annuity and/or a Variable Annuity will be determined on a PRO RATA basis from the composition of the Accumulation Account on the Annuity Commencement Date.

The Annuity Options in the Contract may also be elected as provided in the Death Benefit section of the Contract.

DETERMINATION OF AMOUNT
The adjusted value of the Accumulation Account is applied to provide a Variable Annuity or a Fixed Annuity or a combination of both. This value shall be equal to the Accumulation Account Value for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus a proportionate amount of the account fee to reflect the time elapsed between the last Account Anniversary and the day before the Annuity Commencement Date, plus or minus any applicable market value adjustment and minus any applicable premium or similar tax. We will not access market value adjustment on the maximum Annuity Commencement Date.

EFFECT OF ANNUITY COMMENCEMENT DATE ON ACCUMULATION ACCOUNT
The Company will cancel the Accumulation Account on the Annuity Commencement
Date.

ANNUITY COMMENCEMENT DATE
The Annuity Commencement Date is set forth on the Contract Specifications page. The Owner may change this date from time to time provided that each change is effective at least 30 days prior to the then current Annuity Commencement Date. The new Annuity Commencement Date must be a date that is: (1) at least 30 days after the effective date of the change; (2) the first day of a month; and (3) not later than the first day of the first month following the Annuitant's 95th birthday unless otherwise restricted in the case of a Qualified Contract, by the particular retirement plan or by applicable law. For a Charitable Remainder Trust, the Annuity Commencement Date in (4) is the Annuitant's 100th birthday. If more than one person is named as Annuitant, the Annuity Commencement Date will not be later than the first day of the first month following the 95th birthday of the youngest of those persons so named (or 100th Birthday in the case of a Charitable Remainder Trust). The Owner may change the Annuity Commencement Date by filing with the Company, at its Annuity Service Mailing Address, a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date that the Company receives the designation.

The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the Death Benefit section of the Contract.

FIXED ANNUITY PAYMENTS
The dollar amount of each Fixed Annuity payment shall be determined in accordance with the annuity payment rates shown on page 19, which are based on the minimum Guaranteed Interest Rate of 2.5% per year or, if more favorable to the Payee(s), in accordance with the annuity payment rates published by the Company and in use on the Annuity Commencement Date.

VARIABLE ANNUITY PAYMENTS
The dollar amount of the first Variable Annuity payment shall be determined in accordance with the annuity payment rates shown on page 18, which are based on an assumed interest rate of 3% per year.

All Variable Annuity payments other than the first are determined by means of Annuity Units credited with respect to the particular Payee. The number of Annuity Units that the Company will credit in respect of a particular Sub-Account is determined by dividing that portion of the first Variable Annuity payment attributable to that Sub-Account by the Annuity Unit value of that Sub-Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The resulting number of Annuity Units of each Sub-Account credited with respect to the Payee remains fixed unless an exchange of Annuity Units is made pursuant to the Exchange of Variable Annuity Units section below. The dollar amount of each Variable Annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Sub-Account credited with respect to the Payee by the Annuity Unit value for the particular Sub-Account for the Valuation Period which ends immediately preceding the due date of each subsequent Variable Annuity payment.

ANNUITY UNIT VALUE
The Company established the Annuity Unit Value for each Sub-Account at $10.00 for the first Valuation Period of the particular Sub-Account. The Company determines the Annuity Unit value for the particular Sub-Account for any subsequent Valuation Period by multiplying the Annuity Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for the current Valuation Period. The Company then multiplies that product by a factor to neutralize the assumed interest rate of 3% per year used to establish the annuity payment rates found in the Contract.

EXCHANGE OF VARIABLE ANNUITY UNITS
After the Annuity Commencement Date, the Payee may, by filing a written request with the Company at its Annuity Service Mailing Address, exchange the value of a designated number of Annuity Units of a particular Sub-Account then credited with respect to such Payee for other Annuity Units, the value of which would be such that the dollar amount of an annuity payment made on the date of the exchange would be unaffected by such exchange. The maximum number of exchanges that a Payee may make in any Account Year is set forth on the Contract Specifications page.

Exchanges may be made among the Sub-Accounts only. Exchanges shall be made using the Annuity Unit values for the Valuation Period during which the Company receives the request for exchange.

ACCOUNT FEE
After the Annuity Commencement Date, the Company will deduct, in equal amounts from each Variable Annuity payment made during the year, an annual account fee equal to the amount specified on the Contract Specifications page as provided in the Contract Values During Accumulation Period section of this Contract. The Company makes no such deduction from Fixed Annuity payments.

DESCRIPTION OF ANNUITY OPTIONS
Annuity Options A, B, C and D are available on either a Fixed Annuity or a Variable Annuity basis.

     ANNUITY OPTION A. LIFE ANNUITY:
     Monthly payments during the lifetime of the Payee. These payments will terminate at the death of the Payee, without any provision for continuation of payments to a Beneficiary.

     ANNUITY OPTION B. LIFE ANNUITY WITH 60, 120, 180 OR 240 MONTHLY PAYMENTS
     CERTAIN: Monthly payments during the lifetime of the Payee and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as elected.

     ANNUITY OPTION C. JOINT AND SURVIVOR ANNUITY:
     Monthly payments payable during the joint lifetime of the Payee and a designated second person, and during the lifetime of the survivor. During the lifetime of the survivor variable monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option of the number of each type of Annuity Unit credited with respect to the Payee. Each fixed monthly payment, if any, will be equal to the same percentage of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

     ANNUITY OPTION D. MONTHLY PAYMENTS FOR A SPECIFIED PERIOD CERTAIN:
     Monthly payments for any specified period of time (at least 5 years but not exceeding 30 years), as elected. Monthly Payments for a Specified Period Certain of 5 to 9 years are not available during the first four Account Years.

AMOUNTS PAYABLE ON DEATH OF PAYEE
In the event of the death of the Payee on or after the Annuity Commencement Date, the Company will pay any remaining payments under any Annuity Option then in effect to the Payee's designated Beneficiary as they become due. If there is no designated Beneficiary entitled to these remaining payments then living, the Company will pay, in one sum to the deceased Payee's estate, the amount specified in the schedule below for any Annuity Option then in effect. Any Beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount specified in the schedule below for such option in one sum. In the event of the death of a Beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay, in one sum to the deceased Beneficiary's estate, the amount specified for such option in the schedule below. All payments that the Company makes in one lump sum, as provided in this paragraph, are made in lieu of paying any remaining payments under the Annuity Option then in effect.



   OPTION    AMOUNT
      B    The discounted value of the remaining payments, if any, for the certain period.
      D    The discounted value of the remaining payments, if any, for the certain period.


In the case of Options B and D the discounted value will be based, for payments being made on a variable basis, on interest compounded annually at the assumed interest rate and on the assumptions that the particular Annuity Unit values applicable to the remaining payments will be the particular Annuity Unit values for the Valuation Period which ends on the day before the date of the determination and that the discounted value will remain unchanged thereafter.

ANNUITY PAYMENT RATES
The annuity payment rate tables below show, for each $1,000 applied, the dollar amount of both (a) the first monthly Variable Annuity payment based on the assumed interest rate of 3% and (b) the monthly Fixed Annuity payment, when the payment is based on the minimum Guaranteed Interest Rate of 2.5% per year.

The mortality table used in determining the annuity payment rates for Annuity Options A, B and C is the 2000 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the years 2010-2019, reduced by two years for Annuity Commencement Dates occurring during the decade 2020-2029, and so on.

The annuity payment rates in the tables shown below reflect rates of mortality appropriate for Annuity Commencement Dates occurring during the years 2000-2009. Thus, for Annuity Commencement Dates occurring in the decade 2010-2019 the term ADJUSTED AGE as used in the tables below means actual age less one year. ADJUSTED AGE shall mean actual age less two years for Annuity Commencement Dates occurring in the decade 2020-2029, and so on.

ADJUSTED AGES will be determined based on the actual age(s) of the Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show annuity payment rates for exact ADJUSTED AGES, rates for ADJUSTED AGES expressed in completed years and months will be based on straight line interpolation between the appropriate annuity payment rates.

The dollar amount of each annuity payment for any adjusted age or combination of adjusted ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company upon request.

           AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000
                     SINGLE LIFE ANNUITY (INTEREST AT 3.0%)

              OPTION A                                                        OPTION B
           LIFE ANNUITY                                         LIFE ANNUITY WITH PAYMENTS CERTAIN
----------------------------------     -------------------------------------------------------------------------------------
                                          60 PAYMENTS           120 PAYMENTS           180 PAYMENTS          240 PAYMENTS
   ADJUSTED                            -----------------      -----------------      -----------------     -----------------
     AGE          MALE      FEMALE      MALE      FEMALE      MALE       FEMALE      MALE      FEMALE      MALE       FEMALE
----------------------------------     -------------------------------------------------------------------------------------
      20          2.98       2.91        2.98      2.91       2.98        2.90       2.98       2.90        2.97       2.90
----------------------------------     -------------------------------------------------------------------------------------
      25          3.08       2.99        3.08      2.99       3.07        2.99       3.07       2.98        3.07       2.98
----------------------------------     -------------------------------------------------------------------------------------
      30          3.19       3.09        3.19      3.09       3.19        3.09       3.19       3.08        3.18       3.08
----------------------------------     -------------------------------------------------------------------------------------
      35          3.34       3.21        3.34      3.21       3.34        3.21       3.33       3.21        3.32       3.20
----------------------------------     -------------------------------------------------------------------------------------
      40          3.53       3.37        3.53      3.37       3.52        3.37       3.51       3.36        3.49       3.35
----------------------------------     -------------------------------------------------------------------------------------
      45          3.77       3.57        3.77      3.57       3.76        3.56       3.73       3.55        3.70       3.53
----------------------------------     -------------------------------------------------------------------------------------
      50          4.07       3.82        4.07      3.82       4.04        3.81       4.00       3.79        3.94       3.76
----------------------------------     -------------------------------------------------------------------------------------
      55          4.46       4.15        4.45      4.14       4.41        4.12       4.34       4.09        4.23       4.03
----------------------------------     -------------------------------------------------------------------------------------
      60          4.97       4.58        4.95      4.57       4.88        4.53       4.74       4.46        4.55       4.35
----------------------------------     -------------------------------------------------------------------------------------
      65          5.68       5.17        5.64      5.15       5.48        5.07       5.22       4.92        4.88       4.71
----------------------------------     -------------------------------------------------------------------------------------
      70          6.67       6.01        6.56      5.95       6.23        5.78       5.73       5.47        5.16       5.05
----------------------------------     -------------------------------------------------------------------------------------
      75          8.02       7.22        7.77      7.08       7.08        6.67       6.19       6.02        5.36       5.31
----------------------------------     -------------------------------------------------------------------------------------
      80          9.92       9.02        9.32      8.65       7.95        7.66       6.54       6.47        5.46       5.44
----------------------------------     -------------------------------------------------------------------------------------
      85         12.56      11.71       11.17      10.68      8.69        8.55       6.75       6.72        5.50       5.49
----------------------------------     -------------------------------------------------------------------------------------
      90         16.17      15.54       13.14      12.87      9.20        9.15       6.84       6.83        5.51       5.51
----------------------------------     -------------------------------------------------------------------------------------

                                    OPTION C
                          JOINT AND SURVIVOR ANNUITY
            (ASSUMED ELECTION OF JOINT AND TWO-THIRDS SURVIVOR)

  ADJUSTED AGE                                     ADJUSTED AGE OF FEMALE
    OF MALE
                           55               60               65                70               75
----------------------------------------------------------------------------------------------------------
       55                 4.11             4.31             4.53              4.77             5.04
----------------------------------------------------------------------------------------------------------
       60                 4.29             4.52             4.79              5.09             5.42
----------------------------------------------------------------------------------------------------------
       65                 4.48             4.76             5.09              5.46             5.88
----------------------------------------------------------------------------------------------------------
       70                 4.70             5.02             5.41              5.88             6.41
----------------------------------------------------------------------------------------------------------
       75                 4.91             5.28             5.74              6.31             6.99
----------------------------------------------------------------------------------------------------------

                                    OPTION D
                     PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

     YEARS           AMOUNT        YEARS         AMOUNT           YEARS       AMOUNT
-------------------------------------------------------------------------------------------
      10             9.61            17            6.22            24           4.84
      11             8.86            18            5.96            25           4.70
      12             8.23            19            5.72            26           4.58
      13             7.71            20            5.51            27           4.47
      14             7.25            21            5.31            28           4.37
      15             6.86            22            5.14            29           4.27
      16             6.52            23            4.98            30           4.18

           AMOUNT OF EACH FIXED MONTHLY ANNUITY PAYMENT PER $1,000
                    SINGLE LIFE ANNUITY (INTEREST AT 2.5%)

              OPTION A                                                      OPTION B
            LIFE ANNUITY                                      LIFE ANNUITY WITH PAYMENTS CERTAIN
----------------------------------     -------------------------------------------------------------------------------------
                                          60 PAYMENTS           120 PAYMENTS           180 PAYMENTS          240 PAYMENTS
   ADJUSTED                            -----------------      -----------------     -----------------      -----------------
     AGE         MALE      FEMALE       MALE     FEMALE       MALE      FEMALE      MALE       FEMALE      MALE      FEMALE
----------------------------------     -------------------------------------------------------------------------------------
     20          2.67       2.59         2.67      2.59        2.67       2.59       2.67        2.59       2.67       2.59
----------------------------------     -------------------------------------------------------------------------------------
     25          2.77       2.68         2.77      2.68        2.77       2.68       2.77        2.68       2.77       2.68
----------------------------------     -------------------------------------------------------------------------------------
     30          2.90       2.79         2.90      2.79        2.89       2.79       2.89        2.79       2.89       2.78
----------------------------------     -------------------------------------------------------------------------------------
     35          3.05       2.92         3.05      2.92        3.05       2.92       3.04        2.91       3.03       2.91
----------------------------------     -------------------------------------------------------------------------------------
     40          3.24       3.08         3.24      3.08        3.24       3.08       3.23        3.07       3.21       3.06
----------------------------------     -------------------------------------------------------------------------------------
     45          3.49       3.29         3.48      3.28        3.47       3.28       3.45        3.27       3.42       3.25
----------------------------------     -------------------------------------------------------------------------------------
     50          3.79       3.54         3.79      3.54        3.77       3.53       3.73        3.51       3.67       3.48
----------------------------------     -------------------------------------------------------------------------------------
     55          4.18       3.87         4.17      3.87        4.13       3.85       4.08        3.82       3.97       3.76
----------------------------------     -------------------------------------------------------------------------------------
     60          4.70       4.31         4.67      4.30        4.61       4.26       4.48        4.20       4.30       4.09
----------------------------------     -------------------------------------------------------------------------------------
     65          5.40       4.90         5.36      4.88        5.22       4.81       4.97        4.67       4.63       4.45
----------------------------------     -------------------------------------------------------------------------------------
     70          6.38       5.73         6.28      5.68        5.97       5.52       5.48        5.22       4.92       4.81
----------------------------------     -------------------------------------------------------------------------------------
     75          7.73       6.94         7.49      6.82        6.83       6.41       5.96        5.78       5.12       5.07
----------------------------------     -------------------------------------------------------------------------------------
     80          9.62       8.74         9.05      8.38        7.71       7.42       6.31        6.23       5.22       5.21
----------------------------------     -------------------------------------------------------------------------------------
     85         12.25      11.41        10.91     10.42        8.46       8.32       6.52        6.50       5.27       5.26
----------------------------------     -------------------------------------------------------------------------------------
     90         15.86      15.23        12.89     12.62        8.98       8.93       6.61        6.61       5.27       5.27
----------------------------------     -------------------------------------------------------------------------------------


                                   OPTION C
                          JOINT AND SURVIVOR ANNUITY
              (ASSUMED ELECTION OF JOINT AND TWO-THIRDS SURVIVOR)

  ADJUSTED AGE                                     ADJUSTED AGE OF FEMALE
    OF MALE
                            55              60               65               70               75
--------------------------------------------------------------------------------------------------------
       55                  3.83            4.03             4.25             4.49             4.75
--------------------------------------------------------------------------------------------------------
       60                  4.01            4.25             4.52             4.82             5.14
--------------------------------------------------------------------------------------------------------
       65                  4.20            4.49             4.82             5.19             5.60
--------------------------------------------------------------------------------------------------------
       70                  4.41            4.74             5.14             5.60             6.14
--------------------------------------------------------------------------------------------------------
       75                  4.61            4.99             5.46             6.03             6.71
--------------------------------------------------------------------------------------------------------

                                    OPTION D
                     PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

     YEAR          AMOUNT           YEARS         AMOUNT         YEARS         AMOUNT
-------------------------------------------------------------------------------------------
      10             9.39            17            6.00            24           4.60
      11             8.64            18            5.73            25           4.46
      12             8.02            19            5.49            26           4.34
      13             7.49            20            5.27            27           4.22
      14             7.03            21            5.08            28           4.12
      15             6.64            22            4.90            29           4.02
      16             6.30            23            4.74            30           3.93

                             OWNERSHIP PROVISIONS

EXERCISE OF CONTRACT RIGHTS
The Contract shall belong to the Owner and the Owner shall be entitled to exercise all rights and privileges in connection with this Contract. Such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocable Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Owner and prior to the Annuity Commencement Date, except as the Contract otherwise provides.

The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Covered Person prior to the Annuity Commencement Date or on the death of the Annuitant after the Annuity Commencement Date. Such Payees may thereafter exercise such rights and privileges, if any, of ownership that continue.

DEATH OF OWNER
If an Owner under a Non-Qualified Contract dies prior to the Annuity Commencement Date, that Owner's Account must be distributed to the "designated Beneficiary" (as defined below) either (1) as a lump sum within five years after the date of death of the Owner, or (2) as an annuity over some period not greater than the life or expected life of the designated Beneficiary, with annuity payment beginning within one year after the date of death of the Owner. For this purpose (and for purposes of Section 72(s) of the Code), the person named as the designated Beneficiary shall be considered the designated Beneficiary, and if no person then living has been so named, then the Annuitant shall automatically be the designated Beneficiary. If the designated Beneficiary is the surviving spouse of the deceased Owner, that spouse can elect to continue the Contract in his or her own name as Owner, in which case the mandatory distribution requirements will apply on the spouse's death. As designated Beneficiary, the surviving spouse may also choose to have the Account distributed as an annuity over some period not greater than his or her life or expected life, with annuity payments beginning within one year after the date of death of the Owner.

If the Payee dies on or after the Annuity Commencement Date and before the entire accumulation under such Accumulation Account has been distributed, the remaining portion of such Accumulation Account, if any, must be distributed as least as rapidly as the method of distribution then in effect.

In any case in which a non-natural person constitutes a holder of the Contract for the purposes of Section 72(s) of the Code, the distribution requirements described above shall apply upon the death of any Annuitant, and a change in any Annuitant shall be treated as the death of such Annuitant.

In all cases, no Owner or Beneficiary shall be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity Contract under the Code.

VOTING OF FUND SHARES
The Company will vote Fund shares held by the Sub-Accounts at meetings of shareholders of the Funds or in connection with similar solicitations, but will follow voting instructions received from persons having the right to give voting instructions. The Owner is the person having the right to give voting instructions prior to the Annuity Commencement Date. On or after the Annuity Commencement Date the Payee is the person having such voting rights. The Company will vote any shares attributable to the Company, and any Fund shares for which no timely voting instructions have been received, in the same proportion as the shares for which instructions are received from persons having such voting rights.

Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights of persons who may have such rights under retirement or deferred compensation plans, other than rights afforded by the Investment Company Act of 1940, nor do they have any duty to inquire as to the instructions received or the authority of Owners, or others to instruct on the voting of Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners, Payees will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

All Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each Owner and each Payee having the right to give voting instructions at least ten days prior to each meeting of the shareholders of the Fund. The Company will determine the number of particular Fund shares as to which each such person is entitled to give voting instructions as of a date not more than 90 days prior to each such meeting. Prior to the Annuity Commencement Date, the number of Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all the Variable Accumulation Units of the particular Sub-Account credited to the Accumulation Account by the net asset value of one Fund share as of the same date. On or after the Annuity Commencement Date, the Company determines the number of Fund shares as to which a Payee may give such instructions by dividing the reserve held by the Company in the particular Sub-Account with respect to the particular Payee by the net asset value of a Fund share as of the same date.

PERIODIC REPORTS
During the Accumulation Period the Company will send to the Owner, at least once during each Account Year, a statement showing the number, type and value of Accumulation Units credited to the Accumulation Account and the fixed accumulation value of such account. This statement shall be accurate as of a date not more than two months previous to the date of mailing. In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account and each Fund as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Accumulation Account as may be required by applicable laws, rules and regulations.

DESIGNATION AND CHANGE OF BENEFICIARY
The Beneficiary designation contained in the Application, if any, will remain in effect until changed.

Subject to the rights of an irrevocable Beneficiary, the designation of Beneficiary may be changed or revoked. Any change or revocation must be filed with the Company at its Annuity Service Mailing Address in such form as the Company may require. The change or revocation will not be binding until the Company receives it. When the Company receives the change or revocation, it will be effective as of the date on which the Beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company before the Company receives and acknowledges the change or revocation.

                               GENERAL PROVISIONS

AGE AND SEX MISSTATEMENT
If any date of birth or sex, or both, has been misstated in the Application, if any, or elsewhere, the amounts payable pursuant to the Contract under this Contract will be the amounts which would have been payable using the correct age or sex, or both. Any deficiency in payments already made by the Company shall be paid promptly and any excess in the payments already made by the Company shall be charged against the benefits falling due after the adjustment.

THIS CONTRACT
This Contract is issued in consideration of the Application, if any, and payment of the initial Purchase Payment. All statements made in any Application will be deemed representations and not warranties, and no statement will void the Contract or be used in defense to a claim unless it is contained in such Application, if any, or in a similar document, and a copy is attached to the Contract at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on the Company's behalf to any alteration of the Contract or any Contract, or to any waiver of the rights or requirements of the Company.

CURRENCY
All amounts due under the Contract are payable in U.S. dollars, lawful money of the United States of America.

DETERMINATION OF VALUES
The method by which the Company determines the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner, any Payee and any Beneficiary.

GOVERNING LAW
The laws of the jurisdiction where the Contract Application is signed will govern the Contract.

GUARANTEES
Subject to the Net Investment Factor provision, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Payee(s) will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in the Contract and other Contracts providing benefits which vary in accordance with the investment performance of the Sub-Accounts.

INCONTESTABILITY
The Contract is incontestable, subject to the Age and Sex Misstatement, Proof of Age and Proof of Survival provisions contained herein.

MODIFICATION
Upon notice to the Owner or the Payee(s) during the annuity period, the Company may modify this Contract, but only if such modification (a) is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (b) is necessary to assure continued qualification of the Contract under the Code or other federal or state laws relating to retirement annuities or annuity Contracts; or (c) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (d) provides additional Variable Account and/or Fixed Account options; or (e) may otherwise be in the best interests of Owners or Payees, as applicable. In the event of any such modification, the Company may make appropriate endorsement in the Contract to reflect such modification.

NONPARTICIPATING
The Contract is nonparticipating and will not share in any profits or surplus earnings of the Company, and therefore, no dividends are payable.

PAYMENTS BY THE COMPANY
All sums payable by the Company pursuant to this Contract are payable only at its Executive Office or such other place as the Company may designate. The Company may require surrender of the Contract upon final payment of all sums payable by the Company pursuant to the Contract.

PROOF OF AGE
The Company shall have the right to require evidence of the age of any Payee under Annuity Options A, B, and C prior to the Annuity Commencement Date.

PROOF OF SURVIVAL
The Company shall have the right to require evidence of the survival of any Payee under Annuity Options A, B and C at the time that any payment payable to such Payee is due.

SPLITTING UNITS
The Company reserves the right to split or combine the value of Variable Accumulation Units, Annuity Units or any of them. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Contract.

RIGHTS RESERVED BY THE COMPANY
The Company reserves the right, to the extent permitted by law, to: (1) deregister the Variable Account under the Investment Company Act of 1940; (2) combine any two or more Variable Accounts; (3) operate the Variable Account as a management investment Company or any in other form permitted by law; (4) substitute shares of a Fund for shares of another investment Company if shares of such Fund are not available, or if, in the Company's judgment, further investment in such Fund's shares is no longer appropriate; (5) add or delete Funds, or series or sub-series thereof, and corresponding Sub-Accounts; (6) add or remove Guarantee Periods available at any time for election by an Owner; and
(7) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Variable Account.

                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
        A WHOLLY-OWNED SUBSIDIARY OF SUN LIFE ASSURANCE COMPANY OF CANADA

Executive Office:                        Home Office:               Annuity Service Mailing Address:
[ONE SUN LIFE EXECUTIVE PARK]            [WILMINGTON, DELAWARE]     SUN LIFE OF CANADA (U.S.)
[WELLESLEY HILLS, MASSACHUSETTS 02481]                              RETIREMENT PRODUCTS AND SERVICES
                                                                    P.O. BOX [#]
                                                                    BOSTON, MASSACHUSETTS [ZIP CODE]

 FLEXIBLE PAYMENT DEFERRED COMBINATION VARIABLE AND FIXED INDIVIDUAL ANNUITY
                                  CONTRACT
                             NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. PAYMENTS MADE FROM GUARANTEE AMOUNTS WHICH ARE WITHIN 30 DAYS PRIOR TO THE END OF A GUARANTEE PERIOD OR THE WITHDRAWAL OF INTEREST CREDITED TO GUARANTEE AMOUNTS DURING THE CURRENT ACCOUNT YEAR ARE NOT SUBJECT TO THE MARKET VALUE ADJUSTMENT.